EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			15-008

Date: April 20, 2015	Contact:	Terrence Jamerson
Director, Finance & Investor Relations

Helix Reports First Quarter 2015 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) reported net income of $19.6 million, or $0.19 per diluted share, for the first quarter of 2015 compared to net income of $53.7 million, or $0.51 per diluted share, for the same period in 2014 and net income of $8.0 million, or $0.08 per diluted share, in the fourth quarter of 2014.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “The company managed to post a respectable first quarter despite poor industry conditions, thanks to the hard work of our team worldwide. We believe the three year extension for the Q4000, along with continual improvement in the visibility of our Robotics chartered vessel fleet, is evidence of industry confidence in our subsea services.”

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Summary of Results

(in thousands, except per share amounts and percentages, unaudited)

	Three Months Ended
	3/31/2015	3/31/2014	12/31/2014

Revenues	$189,641	$253,572	$207,160

Gross profit	$34,947	$75,846	$32,805
	18%	30%	16%

Net income applicable to common shareholders	$19,642	$53,719	$7,960

Diluted earnings per share	$0.19	$0.51	$0.08

Adjusted EBITDA	$51,364	$92,501	$39,362

Segment Information, Operational and Financial Highlights

(in thousands, unaudited)

	Three Months Ended
	3/31/2015	3/31/2014	12/31/2014
Revenues:
Well Intervention	$104,051	$159,700	$121,792
Robotics	80,171	87,890	80,923
Production Facilities	18,385	23,140	21,802
Other	—	358	—
Intercompany eliminations	(12,966)	(17,516)	(17,357)
Total	$189,641	$253,572	$207,160

Income from operations:
Well Intervention	$14,794	$48,733	$10,513
Robotics	9,457	11,219	7,914
Production Facilities	4,578	11,384	8,011
Corporate and other	(6,607)	(3,190)	(16,846)
Intercompany eliminations	106	(1,198)	129
Total	$22,328	$66,948	$9,721

Business Segment Results

o
Well Intervention revenues decreased 15% in the first quarter of 2015 from revenues in the fourth quarter of 2014, primarily due to the Seawell being dry docked for the entire first quarter and weaker than expected utilization of the Skandi Constructor. In the Gulf of Mexico, vessel utilization was 81% in the first quarter, compared to 64% in the fourth quarter of 2014. Vessel utilization for the Q4000 and H534 was 91% and 71%, respectively, during the quarter. IRS no. 2, a rental intervention riser system, was on-hire for the entire first quarter of 2015. Vessel utilization in the North Sea for the first quarter of 2015 was 54%, compared to 69% in the fourth quarter of 2014. The Well Enhancer was fully utilized throughout the first quarter, while the Skandi Constructor was dockside for the majority of the quarter due to low activity levels.

o
Robotics revenues were relatively flat in the first quarter of 2015, compared to the fourth quarter of 2014. ROV and trencher utilization decreased 16% from the fourth quarter of 2014 to the first quarter of 2015, which was partially offset by a 9% increase in vessel utilization over the same period. Spot vessel utilization for the first quarter decreased 35 days (from 61 to 26 days) from the fourth quarter of 2014.

Other Expenses

o
Selling, general and administrative expenses were 6.7% of revenue in the first quarter of 2015, 11.1% of revenue in the fourth quarter of 2014 and 8.0% of revenue in the first quarter of 2014. The decrease in SG&A expense primarily reflects reduction of costs associated with our variable performance-based incentive compensation programs.

o
Net interest expense and other increased to $5.2 million in the first quarter of 2015 from $4.0 million in the fourth quarter of 2014. Net interest expense decreased by $0.9 million, while there was a $2.2 million increase in other expense in the first quarter of 2015. Other expense primarily related to ineffectiveness associated with our foreign currency hedges with respect to the Grand Canyon III charter payments.

Financial Condition and Liquidity

o
Our total liquidity at March 31, 2015 was approximately $1.0 billion, consisting of $415 million in cash and cash equivalents and $584 million in unused capacity under our revolver. Consolidated net debt at March 31, 2015 was $131 million. Net debt to book capitalization at March 31, 2015 was 7%. (Net debt to book capitalization is a non-GAAP measure. See reconciliation below.)

o
We incurred capital expenditures (including capitalized interest) totaling $58 million in the first quarter of 2015, compared to $126 million in the fourth quarter of 2014 and $70 million in the first quarter of 2014.

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Conference Call Information

Further details will be provided in the presentation for Helix’s quarterly conference call to review its first quarter 2015 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The call, scheduled for 9:00 a.m. (CDT) on Tuesday, April 21, 2015, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the conference via telephone may join the call by dialing 800-732-6870 for persons in the United States and 1-212-231-2900 for international participants. The passcode is “Tripodo”. A replay of the conference will be available under "Investor Relations" by selecting the "Audio Archives" link from the same page beginning approximately two hours after the completion of the conference call.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Reconciliation of Non-GAAP Financial Measures

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily EBITDA, Adjusted EBITDA, net debt and net debt to book capitalization. We define EBITDA as earnings before net interest expense and other, income taxes, and depreciation and amortization expense. We deduct the noncontrolling interests related to the adjustment components of EBITDA and the gain or loss on disposition of assets to arrive at our measure of Adjusted EBITDA. Net debt is calculated as the sum of financial debt less cash and cash equivalents on hand. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded from these measures.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding future utilization; any projections of financial items; future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statement concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG) and LinkedIn (www.linkedin.com/company/helix-energy-solutions-group).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Mar. 31,
(in thousands, except per share data)	2015	2014
	(unaudited)
Net revenues	$189,641	$253,572
Cost of sales	154,694	177,726
Gross profit	34,947	75,846
Gain on disposition of assets, net	—	11,496
Selling, general and administrative expenses	(12,619)	(20,394)
Income from operations	22,328	66,948
Equity in earnings of investments	21	708
Other income - oil and gas	2,926	12,276
Net interest expense and other	(5,226)	(5,293)
Income before income taxes	20,049	74,639
Income tax provision	407	20,417
Net income, including noncontrolling interests	19,642	54,222
Less net income applicable to noncontrolling interests	—	(503)
Net income applicable to common shareholders	$19,642	$53,719

Earnings per share of common stock:
Basic	$0.19	$0.51
Diluted	$0.19	$0.51

Weighted average common shares outstanding:
Basic	105,290	105,126
Diluted	105,290	105,375

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Mar. 31, 2015	Dec. 31, 2014	(in thousands)	Mar. 31, 2015	Dec. 31, 2014
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents (1)	$415,302	$476,492	Accounts payable	$80,106	$83,403
Accounts receivable, net	148,477	135,300	Accrued liabilities	70,774	104,923
Current deferred tax assets	23,477	31,180	Income tax payable	3,333	9,143
Other current assets	33,016	51,301	Current maturities of L-T debt (1)	32,033	28,144
Total Current Assets	620,272	694,273	Total Current Liabilities	186,246	225,613

Property & equipment, net	1,760,378	1,735,384	Long-term debt (1)	514,265	523,228
Equity investments	148,147	149,623	Deferred tax liabilities	247,050	260,275
Goodwill	61,336	62,146	Other non-current liabilities	45,753	38,108
Other assets, net	58,191	59,272	Shareholders' equity (1)	1,655,010	1,653,474
Total Assets	$2,648,324	$2,700,698	Total Liabilities & Equity	$2,648,324	$2,700,698

(1)	Net debt to book capitalization - 7% at March 31, 2015. Calculated as total debt less cash and equivalents ($130,996) divided by sum of total net debt and shareholders' equity ($1,786,006).

Helix Energy Solutions Group, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31, 2015

Earnings Release:
Reconciliation From Net Income Applicable to Common Shareholders to Adjusted EBITDA:

	1Q15	1Q14	4Q14
	(in thousands)
Net income applicable to common shareholders	$19,642	$53,719	$7,960
Adjustments:
Net income applicable to noncontrolling interests	—	503	—
Income tax provision (benefit)	407	20,417	(807)
Net interest expense and other	5,226	5,293	3,960
Depreciation and amortization	26,089	24,726	28,071
EBITDA	51,364	104,658	39,184
Adjustments:
Noncontrolling interests	—	(661)	—
(Gain) loss on disposition of assets, net	—	(11,496)	178
Adjusted EBITDA	$51,364	$92,501	$39,362

We define EBITDA as earnings before net interest expense and other, income taxes, and depreciation and amortization expense. We deduct the noncontrolling interests related to the adjustment components of EBITDA and the gain or loss on disposition of assets to arrive at our measure of Adjusted EBITDA. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded from these measures.